Exhibit 2

VOTING AGREEMENT

This VOTING AGREEMENT (“Agreement”), dated May 25, 2006, by and among Ingenix, Inc., a Delaware corporation (“Parent”) and the stockholder of NWH, Inc., a Delaware corporation (the “Company”), identified on Schedule 1 hereto (the “Stockholder”). Capitalized terms used but not defined herein have the meanings ascribed thereto in the Merger Agreement.

WITNESSETH

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger of even date herewith (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub is to be merged with and into the Company in accordance with the Delaware General Corporation Law and the terms of the Merger Agreement, as a result of which the Company will be the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder agree to vote all shares of Company Common Stock owned by the Stockholder (including those set forth opposite the Stockholder’s name on Schedule 1 hereto), whether held directly or beneficially, which are issued and outstanding on the record date (the “Record Date”) set by the Company for voting on the Merger (such shares together with any other issued and outstanding shares of Company Common Stock acquired by the Stockholder after the date hereof and prior to the Record Date, whether upon exercise of options to purchase shares or otherwise, being collectively referred to as the “Shares”) as hereinafter specified, all on the terms and conditions provided for herein;

WHEREAS, approval of the Merger Agreement by the holders of a majority of the issued and outstanding shares of Company Common Stock will be required in order to consummate the transactions contemplated by the Merger Agreement;

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has requested that the Stockholder enter into this Agreement; and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Stockholder is willing to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1. Agreement to Vote; Proxy.

(a) Voting. From the date hereof until the termination of this Agreement pursuant to Section 2 hereof, at any meeting of the stockholders of the Company however called (or any action by written consent in lieu of a meeting), the Stockholder shall vote all of the Stockholder’s Shares or cause them to be voted (i) in favor of adoption of the Merger Agreement and approval of the Merger; (ii) against approval of any Company

Takeover Proposal or against approval of any action in furtherance of a Company Takeover Proposal; (iii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iv) against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger including, but not limited to: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (B) a sale or transfer of a material amount of assets of the Company or a reorganization, recapitalization or liquidation of the Company; (C) any change in the management or the board of directors of the Company, except as otherwise agreed to in writing by Parent; D) any material change in the present capitalization or dividend policy of the Company; or (E) any other material change in the Company’s corporate structure or business.

(b) Proxy. The Stockholder hereby irrevocably appoints Parent, and any individual designated in writing by Parent, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote all of the Stockholder’s Shares as indicated in subsection (a) (or to take action by written consent in lieu of such vote); provided, however, that such proxy shall terminate upon the valid and effective termination of this Agreement pursuant to Section 2 hereof. The Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholder with respect to the Shares (other than to another party subject to an agreement with Parent identical to this Agreement, to the extent necessary to accomplish such party’s granting of a proxy to Parent); provided, however, that such proxy shall terminate upon the valid and effective termination of this Agreement pursuant to Section 2 hereof.

(c) No Alternative Disposition. Except as specifically permitted by Section 4(b) hereof, the Stockholder will not contract to sell, sell or otherwise transfer or dispose of any Shares, or any interest therein or securities convertible thereunto or any voting rights with respect thereto, other than pursuant to the Merger, without first having obtained Parent’s written consent. Except as specifically permitted by Section 4(b) hereof, the Stockholder will not take any action that would adversely affect the voting power of any of the Shares.

2. Termination. This Agreement shall terminate on the first to occur of (a) the Effective Time, (b) the valid and effective termination of the Merger Agreement in accordance with its terms, and (c) written notice of termination of this Agreement by Parent to the Stockholder; provided, however, that nothing contained in this Section 2 shall relieve the Stockholder from any liability for any willful breach of this Agreement prior to such termination.

3. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) Ownership of Shares. The Stockholder owns of record or indirectly through a broker the number of Shares set forth on column (1) of Schedule 1 to this Agreement as of the date of this Agreement and such Shares constitute all of the issued and outstanding shares of capital stock of the Company owned directly or indirectly by the Stockholder. In addition, the Stockholder owns beneficially the shares of Company Common Stock set forth on column (2) of Schedule 1. The Stockholder has sole voting power and sole power of disposition with respect to all of the Shares, with no restrictions on the Stockholder’s rights of voting with respect to the matters contemplated by this Agreement and no other person or entity has any right to direct the Stockholder with respect to voting any of the Shares or approve the voting by the Stockholder of any of the Shares with respect to the matters contemplated by this Agreement or has any right to approve any amendment or modification of this Agreement. The Stockholder owns all of the Shares, free and clear of any Lien, other than pursuant to this Agreement.

(b) Legal Capacity; Authority; Relative to this Agreement. The Stockholder has the legal capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other proceedings on the part of the Stockholder or any of the Affiliates of the Stockholder are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, this Agreement constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms.

(c) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Stockholder nor the voting of the Shares contemplated hereby will (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not prevent or delay consummation of the transactions contemplated by this Agreement or would not otherwise prevent the Stockholder from performing the Stockholder’s obligations under this Agreement; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any license, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or any of the Stockholder’s assets.

(d) Brokers or Finders. Except as contemplated in Section 3.18 of the Merger Agreement, no agent, broker, investment banker or other third party retained by the Stockholder or the Company is entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by the Merger Agreement.

4. Certain Covenants of the Stockholder. Except in accordance with the terms of this Agreement, the Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Except as required by law, the Stockholder shall not, nor shall the Stockholder authorize or permit any of his/its Representatives to, directly or indirectly through another person, (i) solicit, initiate, cause, knowingly encourage, or knowingly facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal, or furnish to any person any information in connection with or in furtherance of any Company Takeover Proposal.

(b) Restriction on Transfer; Proxies and Non-Interference. While this Agreement is in effect, the Stockholder shall not sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or “other disposition of any of the Shares or any right to receive the Shares (each of the foregoing, a “Transfer”) unless, in connection with such Transfer, the transferee executes an agreement, in form and substance satisfactory to Parent, pursuant to which such transferee agrees to be bound by the terms and provisions of this Agreement applicable to the Stockholder and grants to Parent the proxy described in Section 1(b) of this Agreement. While this Agreement is in effect, and except as contemplated hereby, the Stockholder will not (i) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any of the Shares or (ii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder’s obligations under this Agreement.

(c) Additional Shares. While this Agreement is in effect, the Stockholder will promptly notify Parent of the number of any new Shares acquired or beneficially owned by the Stockholder, if any, after the date hereof. Any such shares shall become Shares purposes of this Agreement.

(d) Director. If at any time prior to the Expiration Date, the Stockholder is a member of the Board of Directors of the Company or any of its Affiliates (“Director”), nothing in this Agreement shall limit or restrict the Director in acting in his capacity as a Director of the Company or any of its Affiliates and in the exercise of his fiduciary duties and responsibilities in such capacity, it being agreed and understood that this Agreement shall apply to the Stockholder solely in his or its capacity as a stockholder of the Company and shall not apply to the Director’s actions, judgments or decisions as a Director of the Company or any of its Affiliates.

5. Waiver of Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any rights of appraisal, any dissenter’s rights and any similar rights relating to the Merger that the Stockholder may directly or indirectly have by virtue of the ownership of any Shares.

6. Miscellaneous.

(a) Further Assurances. The parties hereto agree that, on and after the Closing Date, they shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

(b) Amendments. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

(c) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereby may be assigned by either party hereto without the prior written consent of the other party hereto; provided, however, that Parent shall have the right, without the consent of the Company or the Stockholders, to assign all or any portion of its rights, duties and obligations under this Agreement (a) to any direct or indirect subsidiary of Parent or (b) in connection with the sale of all or substantially all of the capital stock or assets of the Parent.

(d) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e) Complete Agreement. This Agreement and the other Transaction Documents contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

(f) Counterparts. This Agreement may be executed via facsimile in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

(g) Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

(h) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(i) Construction of Terms. Whenever used in this Agreement, a singular number shall include the plural and a plural the singular. Pronouns of one gender shall include all genders. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

(j) No Strict Construction. The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(k) Consent to Jurisdiction; Waiver of Jury Trial. Any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Delaware or of the United States of America for the District of Delaware, and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts and appellate courts. The parties waive the right to trial by jury with respect to any claims hereby. The parties further irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the parties at their addresses referred to in Section 6(m). The parties hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to and hereby further irrevocably waive and agree, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(l) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by the Stockholder of any covenants or agreements contained in this Agreement will cause Parent to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(m) Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and will be deemed to have been given (a) when personally delivered, (b) when receipt is electronically confirmed, if sent by facsimile, telecopy or other electronic transmission device; provided, however, that if receipt is confirmed after normal business hours of the recipient, notice shall be deemed to have been given on the next business day; and provided, further, that a confirmation copy is sent by overnight courier specifying next day delivery, (c) one day after deposit with a nationally recognized overnight courier, specifying next day delivery or (d) three days after being sent by registered or certified mail, postage prepaid, return receipt requested. Notices, demands and communications to Parent and the Stockholder shall, unless another address is specified in writing, be sent to the address indicated below:

if to Parent, to:

Ingenix, Inc.

MN002-0145

12125 Technology Drive

Eden Prairie, MN 55344

Facsimile No.: (952) 833-7201

Attention: General Counsel

                 and

Attention: President and Chief Operating Officer

with a copy to:

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota 55402

Facsimile No.: (612) 340-7800

Attention: Matthew J. Knopf

if to Stockholder, to the address set forth below such Stockholder’s name on Schedule 1 hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

Ingenix, Inc.

By:	/s/ RICHARD H. ANDERSEN

Name:	Richard H. Andersen

Title:	Chief Executive Officer

STOCKHOLDER:

THE TCGC TRUST

By:	/s/ Terrence S. Cassidy
Name:	Terrence S. Cassidy
Title:	Trustee

[Signature Page to Voting Agreement]

Schedule 1

Name & Address of Stockholder	(1) Shares (currently issued and outstanding)	(2) Company Common Stock owned beneficially, issuable upon exercise of options
The TCGC Trust c/o Terrence S. Cassidy 400 N. Flagler Drive, Apt 902 West Palm Beach, Florida 33401	50,000	0